UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)


                                  FIRECOM, INC.
                                (Name of Issuer)


                          Common Stock, $.01 Par Value
                      Class A Common Stock, $.01 Par Value
                         (Title of Class of Securities)


                           318157 10 4 - Common Stock
                       318157 20 3 - Class A Common Stock
                                 (CUSIP NUMBERS)


                                   Paul Mendez
                                c/o Firecom, Inc.
                                39-27 59th Street
                            Woodside, New York 11377
                                 (718) 899-6100
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  May 24, 2001
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4) check the following box [ ].

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 2 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Paul Mendez
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                3,694,433 shares of Common Stock and 3,694,433
      OWNED BY                  shares of Class A Common Stock
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                -0-
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                3,694,433 shares of Common Stock and 3,694,433 shares of Class A Common Stock
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,694,433 shares of Common Stock and 3,694,433 shares of
               Class A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               74.08%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 3 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Carol Mendez
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                1,164,250 shares of Common Stock and 1,164,250 shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                                1,164,250 shares of Common Stock and 1,164,250 shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,164,250 shares of Common Stock and 1,164,250 shares of
               Class A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               23.35%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 4 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Naomi Pollack
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                176,649 shares of Common Stock and 176,649
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                                176,649 shares of Common Stock and 176,649
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               176,649 shares of Common Stock and 176,649 shares of Class
               A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.54%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 5 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Nathan Barotz
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                176,650 shares of Common Stock and 176,650
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                                176,650 shares of Common Stock and 176,650
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               176,650 shares of Common Stock and 176,650 shares of Class
               A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.54%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 6 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Celia Barotz
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                176,649 shares of Common Stock and 176,649
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                              176,649 shares of Common Stock and 176,649 shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               176,649 shares of Common Stock and 176,649 shares of Class
               A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.54%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 7 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Orhan Sadik-Khan
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                404,834 shares of Common Stock and 404,834
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                              404,834 shares of Common Stock and 404,834 shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               404,834 shares of Common Stock and 404,834 shares of Class A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               8.12%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 8 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Karim Sadik-Khan
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                55,034 shares of Common Stock and 55,034 shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                                55,034 shares of Common Stock and 55,034 shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               55,034 shares of Common Stock and 55,034 shares of Class A
               Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.10%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 9 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Janette Sadik-Khan
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                54,934 shares of Common Stock and 54,934 shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                              54,934 shares of Common Stock and 54,934 shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               54,934 shares of Common Stock and 54,934 shares of Class A
               Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.10%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 10 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jan Sadik-Khan
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                56,234 shares of Common Stock and 56,234 shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                                56,234 shares of Common Stock and 56,234 shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               56,234 shares of Common Stock and 56,234 shares of Class A
               Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.13%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP Nos.  318157 10 4                                      Page 11 of 14 Pages
           ----------------
            318157 20 3
           ----------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sadik-Khan Family Trust
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

               SC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                        8     SHARED VOTING POWER

                                179,947 shares of Common Stock and 179,947
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                                179,947 shares of Common Stock and 179,947
                                shares of Class A Common Stock
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               179,947 shares of Common Stock and 179,947 shares of Class A Common Stock
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.61%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------
     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          Pursuant to Rule 13d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Amendment No. 8 amends the
                              ------------
Schedule 13D of Paul Mendez, dated May 3, 1991, as amended by Amendment No. 1 to the Schedule 13D of Paul Mendez, dated November 14, 1991, Amendment No. 2 to the
Schedule 13D of Paul Mendez, dated December 21, 1992, Amendment No. 3 to the
Schedule 13D of Paul Mendez, dated October 12, 1995, Amendment No. 4 to the
Schedule 13D of Paul Mendez, dated November 4, 1996, Amendment No. 5 to the
Schedule 13D of Paul Mendez, dated July 30, 1997 ("Amendment No. 5"), Amendment
                                                   ---------------
No. 6 to the Schedule 13D of Paul Mendez, dated January 24, 2001 ("Amendment No.
                                                                   -------------
6"), and Amendment No. 7 to the Schedule 13D of Paul Mendez, dated April 3, 2001
-
("Amendment No. 7") (collectively, the "Statement") with respect to the common
  ---------------                       ---------
stock, par value $.01 per share (the "Common Stock"), of Firecom, Inc., a New
                                      ------------
York corporation (the "Company"). This Statement also relates to the shares of
                       -------
Class A common stock, par value $.01 per share (the "Class A Common Stock"), of
                                                     --------------------
the Company. Terms used and not otherwise defined herein shall have the respective meanings set forth in the Statement. Except as otherwise expressly indicated below, the information provided in the Statement remains in effect.


ITEM 4.   PURPOSE OF THE TRANSACTION
          --------------------------

          Item 4 is amended to add the following:


          On May 24, 2001, the 2001 Voting Agreement was amended by the Second Amendment to the 2001 Voting Agreement, dated May 24, 2001 ("Second Amendment to
                                                             -------------------
the 2001 Voting Agreement"), executed by certain of the parties to the 2001
-------------------------
Voting Agreement, setting forth the agreement of the parties thereto that, if the Merger is consummated, the Sadik-Khan Family Trust will sell to the Post-Merger Corporation the 359,894 shares of common stock in the surviving corporation of the Merger (the "Post-Merger Corporation Shares") that will be
                                ------------------------------
owned by itimmediately following the effective time of the Merger, and Orhan Sadik-Khan will sell to the Post-Merger Corporation 140,106 of the Post-Merger Corporation Shares that will be owned by him immediately following the effective time of the Merger, and the parties shall cause the Post-Merger Corporation to purchase such shares from such persons, on December 31, 2001, for a price of $0.80 per share, with the aggregate cash payment to be received at such time by the Sadik-Khan Family Trust and Orhan Sadik-Khan at such time to be equal to $287,915 and $112,085, respectively.


ITEM 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
          ---------------------------------------------------------------------
          TO SECURITIES OF THE COMPANY
          ----------------------------

          Item 6 is amended to add the following:

          A copy of the Second Amendment to the 2001 Voting Agreement is incorporated herein as Exhibit D. The description of the Second Amendment to the 2001 Voting Agreement provided in Item 4 herein is qualified in its entirety by reference to Exhibit C.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS
          --------------------------------

          Item 7 is amended to add the following:

          Exhibit D: Second Amendment to the 2001 Voting Agreement, dated May 24, 2001.

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated:  May 25, 2001


                                             /s/ Paul Mendez
                                        ---------------------------------------
                                                  Paul Mendez


                                        Carol Mendez
                                        Naomi Pollack
                                        Nathan Barotz
                                        Celia Barotz
                                        Orhan Sadik-Khan
                                        Karim Sadik-Khan
                                        Janette Sadik-Khan
                                        Jan Sadik-Khan
                                        Sadik-Khan Family Trust


                                        By:  /s/ Paul Mendez
                                           ------------------------------------
                                             Paul Mendez, Attorney-in-Fact